Exhibit 12.1

149 S. Lexington Ave., Asheville, NC 28802	Phone: 786.273.9152 www.eilerslawgroup.com

April 1, 2021

Gentlemen:

We are acting as counsel to The3rdBevCo, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A. The Offering Statement covers 10,000,000 Units consisting of 1 share of common stock and one warrant having an exercise price between $0.65 and $1.30 per share (the “Units”). Specifically, this opinion covers 10,000,000 shares derived from the Units and an additional 10,000,000 shares derived from the exercise of the warrants.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Units, including the both the underlying common stock and the common stock derived from the exercise of the warrants, collectively and each in their own party, have been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Units, including the both the underlying common stock and the common stock derived from the exercise of the warrants, collectively and each in their own party, constitute, each in their own regard, valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

3.	The warrants shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms described therein.

We hereby consent to the use of our namein the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William R. Eilers
Eilers Law Group, P.A.

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